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                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                         INFINITE TECHNOLOGY GROUP LTD.

                          -----------------------------

               (Under Section 807 of the Business Corporation Law)

         We, the undersigned, being the President and Secretary, respectively, of Infinite Technology Group Ltd., do hereby certify that:

         1. The name of the Corporation is Infinite Technology Group Ltd.

         2. The Certificate of Incorporation of the Corporation was filed with the Department of State on January 13, 1993.

         3. The certificate of incorporation, as amended heretofore, is hereby further amended to effect the following amendments authorized by the Business Corporation Law:

          a. To increase the number of authorized Common Shares from 10,000,000 to 20,000,000; and

          b. To eliminate the existing relative rights and preferences of the Class A Convertible Preferred Shares, none of which have been issued or are outstanding, and to relegate the one million shares previously designated as Class A Convertible Preferred Shares to have the same "blank check" provisions as the existing Additional Preferred Shares, so that the Corporation is authorized to issue 2,000,000 Preferred Shares, which may be issued from time to time in one or more series, as determined by the Board of Directors.

         4. To accomplish the foregoing, the text of the certificate of incorporation, as amended heretofore, is hereby restated as further amended to read as herein set forth in full:

                  FIRST: The name of the corporation is INFINITE TECHNOLOGY GROUP LTD.

                  SECOND:  The purpose for which it is formed is as follows:












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         To engage in any lawful act or activity for which corporations may be formed under the Business Corporation Law provided that the Corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

         For the accomplishment of the aforesaid purposes, and in furtherance thereof, the corporation shall have and may exercise all of the powers conferred by the Business Corporation Law upon corporations formed thereunder, subject to any limitations contained in Article 2 of said law or in accordance with the provisions of any other statute of the State of New York.

                  THIRD: The office of the corporation is to be located in the County of Nassau, State of New York.

                  FOURTH: The total number of shares which the Corporation shall have authority to issue is Twenty-Two Million (22,000,000) shares, which shall consist of Twenty Million (20,000,000) shares, $.01 par value, designated as Common Shares, and Two Million (2,000,000) shares, $.01 par value, designated as Preferred Shares. Subject to the provisions of this Certificate of Incorporation, Shares of the Corporation regardless of class, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

         All cross-references in each Part of this Article FOURTH refer to other Sections in this Article unless otherwise indicated.

         The following is a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions in respect of each class of stock of the corporation.

                               I. PREFERRED SHARES

         Preferred Shares may be issued from time to time in one or more series of any number of shares provided that the aggregate number of shares issued and not canceled of any and all such series shall not exceed the total number of Preferred Shares hereinabove authorized, and with distinctive serial designations, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of such Preferred Shares from time to time adopted by the Board of Directors pursuant to authority so to do which is hereby vested in the Board of Directors. Each series of Preferred Shares may:

         (a)      have such voting powers;

         (b) be subject to redemption at such time or times and at such prices;

         (c) be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of shares;

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         (d)      have such rights upon the dissolution of, or upon any
 distribution of the assets of, the Corporation;

         (e) be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or other class or classes or of any other series of the same or any other class or classes of shares of the Corporation at such price or prices or at such rates of exchange and with such adjustments;

         (f) be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts;

         (g) be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of any outstanding shares of the Corporation; and

         (h) have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof; all as shall be stated in said resolution or resolutions providing for the issue of such Preferred Shares. Shares of any series of Preferred Shares which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorized and unissued Preferred Shares of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Shares to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Shares, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Shares.

                                II. COMMON SHARES

         1. Voting Rights. Subject to the provisions of this Certificate of Incorporation, of any applicable law, or of the By-Laws of the Corporation as from time to time amended, with respect to the closing of the transfer books or the fixing of a record date for the determination of shareholders entitled to vote and except as otherwise provided herein or by law or by the resolution or resolutions providing for the issue of any class or series of Preferred Shares, the holders of outstanding Common Shares shall exclusively possess voting power for the election of directors and for all other purposes, each holder of record of Common Shares being entitled to one vote for each Common Share standing in his, her or its name on the books of the Corporation.

         2. Dividends. Except as otherwise provided by the resolution or resolutions providing for the issue of any class or series of Preferred Shares, the holders of Common Shares shall be

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entitled, to the exclusion of the holders of Preferred Shares of any and all series, to receive such dividends as from time to time may be declared by the Board of Directors.

         3. Dissolution. In the event of any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to the holders of Preferred Shares of the full amount for which they shall be entitled pursuant to the resolution or resolutions providing for the issue of any class or series of Preferred Shares, the holders of Common Shares shall be entitled, to the exclusion of the holders of Preferred Shares of any and all series, to share, ratably according to the number of Common Shares held by them, in all remaining assets of the Corporation available for distribution to its shareholders."

                  FIFTH: The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served. The post office address within the State of New York to which the Secretary of State shall mail a copy of any process against the corporation served upon him is:

                  c/o      Parker Duryee Rosoff & Haft PC
                           529 Fifth Avenue
                           8th Floor
                           New York, NY 10017

                  SIXTH: The duration of the corporation is to be perpetual.

                  SEVENTH: No holder of shares of any class of the Corporation shall be entitled as such, as a matter of right, to subscribe for, purchase, or otherwise acquire any shares of any class of the Corporation, or any securities convertible into, exchangeable for, or carrying a right or option to purchase its shares of any class, whether now or hereafter authorized and whether issued, sold, or offered for sale by the Corporation for cash or other consideration or by way of dividend, split of shares, or otherwise.

                  EIGHTH: No director of the Corporation shall be personally liable to the Corporation or to any shareholder for damages for any breach of duty as a director, except for any matter in respect of which such director shall be liable under Section 719 of the Business Corporation Law of the State of New York, or any amendment or successor provision thereto, or shall be liable by reason that, in addition to any and all other requirements for such liability, he or she (i) shall have acted in bad faith, (ii) shall have acted in a manner involving intentional misconduct or knowing violation of the law, or
(iii) shall have personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. For purposes of the prior sentence, the term "damages" shall, to the extent permitted by law, include, without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel fees and disbursements). Each person who serves as a director of the Corporation while this Article Eighth is in effect shall be deemed to be doing so in reliance on the provisions of this Article Eighth. Neither the amendment

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or repeal of this Article Eighth, nor the adoption of any provision of the
Certificate of Incorporation inconsistent with this Article Eighth, shall eliminate or reduce the effect of this Article Eighth in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Eighth, would accrue or arise, prior to such amendment, repeal or adoption of any inconsistent provision. The provisions of this Article Eighth are cumulative and shall be in addition to and independent of any other limitations on or eliminations of the liabilities of directors of the Corporation, as such, whether such limitations or eliminations arise under or are created by any law, rule, regulation, by-law, agreement, vote of shareholders or disinterested directors, or otherwise.

                  NINTH: The Corporation shall, to the fullest extent permitted by Article 7 of the Business Corporation Law of the State of New York, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under such Article from and against any and all of the expenses, liabilities, or other matters referred to in or covered by such Article, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any By-Law, resolution of shareholders, resolution of directors, agreement, or otherwise, as permitted by such Article, as to action in any capacity in which he served at the request of the Corporation. Any repeal or modification of this Article Ninth shall not adversely affect any right or protection of any person existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

         5. This restatement of the certificate of incorporation was authorized by the unanimous written consent of the Board of Directors on September 22, 1999, followed by the unanimous written consent of the Shareholders entitled to vote thereon on September 23, 1999.

         IN WITNESS WHEREOF, the undersigned have hereunto set their hands this 27th day of September, 1999, and affirm that the statements made herein are true under the penalties of perjury.

                                             /s/ James McGowan
                                             -----------------------------------
                                             James McGowan, President

                                             /s/ Mark Dresner
                                             -----------------------------------
                                             Mark Dresner, Secretary

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